Exhibit 14

Allegro Biodiesel Corporation
CODE OF BUSINESS CONDUCT

This Code of Business Conduct (the “Code”) was adopted by the Board of Directors (“Board”) of Allegro Biodiesel Corporation (the “Company” or “Allegro”) on January 29, 2008 and replaces any previous versions of the Code.

Who does the Code apply to?

Our Code applies to all “Associates” of Allegro, defined as all employees of Allegro, including Management.

Purpose of the Code

Our Code is designed to promote an ethical work environment for all Associates. We are committed to demonstrating integrity and respect in our interactions and actions. The Code contains points that are important to each of us and to the business as a whole. Our Code cannot, of course, anticipate every situation that might come up. If you ever have any questions concerning what is expected of you, ask. We have an open door policy described in further detail at the end of this Code. You can also ask questions about the Code by contacting the Ethics Hotline as described below.

Your Responsibilities Under the Code

All Associates have the responsibility to abide by all local and national laws in all countries where our Company does business. Each of us is responsible for knowing and following the laws and company policies that relate to our job, including the policies in the Code and in the Company’s associate handbook. We must comply with the letter and spirit of the policies in the Code; and seek guidance or report any possible violations following the procedures described below.

Each of us has the additional responsibility to lead by example, ensure that our colleagues understand and comply with this Code, foster an environment that promotes compliance, and ensure that others understand how to report concerns and understand that there will be no retaliation for doing so.

In general, in thinking about your actions and whether or not they comply with the Code, you should think about:

•	Is this legal?

•	Is this the right thing to do?

•	How would I feel if this were on the front page of the newspaper?

•	Does this reflect well on the reputation of Allegro as an ethical company?

Code Violations and Reporting
Speak Up!

The Company offers many ways to ask a question relating to the Code or to report a possible violation.

If you see something that you think is wrong, don’t worry about the repercussions of sharing it. In no event will you or any member of the team be subject to reprisals, retribution or any career disadvantage for complying with the reporting or other requirements of this Code. Company policy strictly prohibits any retaliation for reporting under this Code.

Of course, false reporting of violations – when done knowingly or recklessly – will not be tolerated; but if you have actual knowledge of or a reasonable basis for suspecting a violation, you should err on the side of making the report.

If you have questions or concerns, or want to report known or suspected violations, you should take the following steps:

1.	Contact your manager immediately. We have an open-door policy encouraging members of our team to take all work-related problems to their managers for a full and frank discussion.

2.	Contact the President and COO Darrell Dubroc at 318-442-8730 or ddubroc@allegrobio.com.

3.
If you are not satisfied with the resolution of the matter or if you believe that the matter deserves further attention contact the Chief Executive Officer, Bruce Comer at 310-670-2093 or bcomer@allegrobio.com.

OUR RESPONSIBILITY TO OUR CUSTOMER AND TO EACH OTHER

The way we act and interact with our customers, vendors, communities, and all Associates defines how they feel about our Company. Everything we do counts. Our reputation is important.

Respecting the Customer

All of our customers are entitled to world class customer service. All customers are to be treated with respect and courtesy. We will not tolerate inferior treatment of our customers based on race, color, religion, gender, national origin, citizenship, age, disability, sexual orientation or marital status. We also are committed to providing accessible facilities and services for our customers with disabilities. We must never use information about our customers for any unauthorized purpose.

Safety & the Work Environment

All Associates and customers are entitled to a safe and healthful place in which to work. We strive to offer products that comply with all applicable product safety laws and benefits our customers. We are committed to acting responsibly with respect to the environment.

Honest Communications and Fair Dealing

We are committed to the truthful and accurate communication of information about our products. Advertising and other promotional materials will be honest and factual, not misleading or deceptive.

Equal Opportunity

We are an equal opportunity employer and it is the duty and responsibility of every Associate to create and maintain an environment free of discriminatory acts or behavior. It is our policy to recruit, hire, train, promote, assign, compensate and in all ways treat persons in compliance with all applicable local, state and federal laws and without regard to race, color, religion, gender, national origin, citizenship, age, disability, sexual orientation or marital status.

No Harassment

We are committed to maintaining a workplace entirely free from illegal discrimination or harassment. We will not tolerate harassment related to any individual’s race, color, religion, gender, national origin, citizenship, age, disability, sexual orientation or marital status.

The term “harassment” may include unwelcome slurs and other offensive remarks, jokes and other verbal, graphic or unwelcome physical conduct. Harassment may also include unwelcome sexual advances, requests for sexual favors or unwelcome or offensive touching and other verbal, graphic or physical conduct of a sexual nature (such as obscene or lewd jokes, comments or displays or any inappropriate body contact).

Accommodating Disabilities

We accommodate Associates with disabilities in many ways. We will attempt to provide reasonable accommodations, as needed, to qualified Associates with disabilities.

If you are an Associate with a disability and believe that you need an accommodation to perform your job, you should inform Management, who will work with you and properly respond to your request.

Drug-free Workplace

We are committed to providing a safe, drug-free workplace. Possession, use or being under the influence of alcohol or illegal drugs during work hours subjects the Company and our Associates to unacceptable health and safety risks. We insist that our Associates work entirely free of the effects of alcohol and illegal drugs, as well as the adverse effects of any other legal substance.

Privacy

We endeavor to respect the privacy of all Associates. However, the Company, with guidance and approval from the CEO, retains the right to search any and all Company property at any time, including, but not limited to, offices, desks, e-mail, and voice mail.

OUR RESPONSIBILITY TO THE PUBLIC

Compliance with Laws, Rules and Regulations

As a Company, we strive to be a responsible citizen. Allegro and its Associates, as representatives of the Company, must obey all applicable local, state and federal laws and regulations here and in any country in which we transact business. If you have a question about such laws and regulations, it should be directed to the Company’s Legal Counsel.

Communications with the Press, Investors and the Public

Management ensures that requests for information are handled properly and consistently. Associates are not allowed to speak with the media without clearance. Requests for interviews or comments by the media, securities analysts, investors or other third parties must be referred to the Chief Executive Officer at 310-670-2093 or info@allegrobio.com.

Unfair Competition

We have full confidence in our ability to succeed and prosper in a free marketplace. Our competitive advantage is the superior quality of our Associates, merchandise and services. We do not tolerate illegal restraints of trade or unfair competition. Do not enter into any discussions or arrangements with competitors that affect pricing, marketing or labor practices.

Audits, Investigations and Legal Proceedings

You must cooperate fully with any audit, inquiry or investigation undertaken at the Company’s direction by its attorneys, investigators, internal auditors or independent public accountants. In addition, the CEO must be immediately notified of any investigation or other legal proceedings in which the Company becomes or might become involved. This policy also covers situations where an Associate becomes involved as a third-party (for example, as a witness) if the matter concerns the Associate’s duties for the Company. While it is Company policy and practice to cooperate with all government investigations, no information, whether oral or written, or records or files of any nature, should be furnished to any outside party in connection with a lawsuit or government investigation, except upon prior approval of the CEO or an attorney designated by the CEO.

In addition, Associates should never, under any circumstances:

•	Destroy or alter any documents in anticipation of a request for those documents from any government agency or a court;

•	Lie or make any misleading statements to any government investigator;

•	Attempt to cause any other Associate, or any other person, to fail to provide information to any government investigator or to provide any false or misleading information; or

•	In any way mislead an auditor by providing or causing others to provide false, incomplete or non-responsive information.

Corrupt Practices

No gratuity, gift or other payment should be given or made to influence government or business decisions. All payments for goods and services should be made only under customary trade terms that reflect their fair value. Nor, of course, should any Associate seek or receive any corrupt payment.

All Associates must abide by the United States Foreign Corrupt Practices Act in addition to local laws on corrupt practices. While certain minor payments made to non-U.S. government officials made to expedite or secure the performance of certain routine governmental actions may not violate the law, prior written approval from our President and CEO, CFO and/or Executive Vice President of Business Development must be obtained before making or authorizing any such payment.

Customs Laws

We have a strict policy of complying with all legal requirements associated with the importation of goods into the United States.

Gifts & Entertainment

Gifts and entertainment may be offered to Associates by parties who have, or want to have, a business relationship with the Company. In order to ensure that such offers do not influence, or appear to influence, our business decisions, the following policies apply:

You may not accept any gift of more than reasonable value as defined by our industry standards. For these purposes a “gift” means anything of value, including cash, loans, personal or household items, merchandise, services and travel or vacation accommodations or expenses of any kind. If you have a question as to the definition of reasonable value or industry standards please consult Management.

You may accept an occasional invitation to a business meal or an occasional invitation to a sport, theatrical or other recreational event. However, the expense associated with such meals and entertainment must be reasonable and must fall within industry standards.

Political Activity

Although we encourage the participation in the democratic process, the Company’s political activities are strictly regulated by federal, state and local laws. The Company’s resources should never be used for, or committed to, any political activity without prior consultation with the CEO. Nor should any Associate ever be pressured to donate funds or time to a political candidate.

OUR RESPONSIBILITY TO THE COMPANY

The relationship between the Company and an Associate is one of trust. Each of us is entrusted by the Company to perform his or her duties faithfully, efficiently, and with the best interests of his or her colleagues in mind. The Company expects that we will not waste the Company’s resources, or use them for personal gain, and expects that each Associate will be diligent in protecting the Company’s interests.

Protection and Use of Company Assets

You are expected to use your work time for the benefit of the Company. Our premises, information, equipment, documents, data, software, supplies and support services are furnished to you to further the Company’s business and interests. You should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability.

Confidential Information

Trade secrets and confidential or sensitive information must not be disclosed to any person (either inside or outside the Company) without a legitimate business reason. In no event should any confidential information or trade secrets be used by you for personal benefit or for the benefit of any competitor or other person. Associates with access to personal information about other Associates are required to safeguard the confidentiality of such information and to provide that information to others only when based upon a business need to do so, or when required by law as directed by the CEO.

Company Brands

Our brands and trademarks are valuable assets of the Company. We all have a responsibility to protect these assets, including reporting counterfeit merchandise or the improper distribution of our products to third parties.

Continuing Responsibility

You are expected to take due care in safeguarding the Company’s tangible and intangible assets against loss or unauthorized use, and to report promptly any misuse by others. You are also legally required to protect the confidentiality of our information and trade secrets – even when you are no longer an Associate.

Policies and Practices

The Company's Associate handbook has been created to reference those policies, practices and values that our Company holds true and, in turn, requires each Associate to abide by. It is your responsibility as an Associate to read, understand and comply with the policies and practices set forth in the Company's associate handbook. If you have any questions or concerns you should follow the Open Door Policy outlined in this Code.

Avoid Conflicts of Interest

Don’t use your position with the Company to obtain a personal benefit of any kind. All business decisions must be based on, and promote the best interests of, the Company. Avoid any action or relationship that creates, or has the appearance of creating, a conflict between the Company’s interests and your personal or immediate family’s interest or the interests of any third party.

The situations listed below are areas where the possibility of a conflict of interest may occur:

Financial Interests – A conflict may exist when an Associate, or member of his immediate family, directly or indirectly, (i) owns or otherwise engages in the same or similar kind of business in which the Company or any affiliate engage, or (ii) owns a significant beneficial interest in a competitor or concern which has a current or prospective business relationship with the Company or an affiliate, if such Associate is in a position to influence the business decisions of the Company or such outside concern. For example, accepting stock or stock options from a current or prospective customer or supplier could create a conflict of interest.

Outside activities – A conflict may exist when an Associate, or member of his immediate family, serves as a director, officer, associate, or agent of an organization which is either a competitor or which has a current or prospective business relationship with the Company or an affiliate. A conflict may also exist when an Associate engages in a personal business venture which prevents him from devoting the time and effort which his position at Allegro requires. A conflict may also exist when an Associate participates in a charitable or civic organization or serves in public office if the activities of any such organization or public body directly involve the business interests of the Company or an affiliate.

Gifts – A conflict may arise through the acceptance of gifts from competitors, customers, or others having or desiring to have a business relationship with Allegro if the acceptance or the prospect of receiving gifts tends to limit the Associate/recipient from acting solely in the best interests of the Company. The term “gifts” includes any gratuitous service, loan, discount, money or article of value, but does not include articles of reasonable value given as sales promotions or holiday remembrances or the value of reasonable entertainment consistent with industry standards and local social and business customs. Any gift you receive must fall within industry standards. If you have doubts as what constitutes industry standards or reasonable value please contact Management.

Confidential information and insider trading – A conflict may exist when an Associate, or member of his immediate family, uses for personal gain or for the benefit of others, confidential information obtained as a result of his employment.

Transactions involving Allegro – A conflict may exist when an Associate, or member of his immediate family (a) engages in the sale, rental, or purchase of any real estate or other property from the Company, other than a routine sale of Company products through normal sales outlets, or through normal surplus property procedures, or (b) benefits personally from any purchase or sale of properties of whatever nature by the Company, or derives personal gain from any transaction to which the Company is a party. Any such transaction must be approved by the Board of Directors of the Company.

Business opportunities – An Associate shall not appropriate to himself or to any other person or outside organization the benefit or opportunity which comes from knowledge gained in the course of employment. It continues to be the policy of the Company to require certain Associates, at the time of their employment, to sign a written agreement prohibiting unauthorized disclosure of confidential information and misappropriation of the Company’s intellectual property.

Disclosure procedure – Because it is not possible to list all situations or relationships which might create conflicts of interest problems, and because each situation must be evaluated on the facts, Associates should promptly disclose to the Chief Executive Officer any circumstances which might constitute a conflict of interest as described in this policy. Except as otherwise noted herein, all conflicts of interest must be approved by the Company.

Living Up to Our Code
Open Door Policy

Consider yourself formally invited to discuss work-related ideas, questions, problems and concerns with Management. If there is something about your job, your department or the Company that concerns you, please communicate it openly and honestly with Management. Your input will be given careful consideration.

An important part of Management’s responsibility is to listen and help resolve any work-related problems or issues. We are concerned about you as an individual, and we encourage you to talk openly with us so problems and complaints can be resolved.

If, for any reason, you feel that your questions have not been answered to your satisfaction, or your problem has not been solved, or it seems like it’s taking too long, you always have the option to speak with the person at the next level of supervision. If you are still not satisfied, you may continue on to the next level of Management, as outlined in this Code.

Consequences for Violations of Our Code

All violations of our Code – no matter how trivial they may seem at the time – are harmful to the interests of the Company and will be treated accordingly. Associates who violate the Code are subject to disciplinary action up to and including termination of employment.

CODE OF BUSINESS CONDUCT

I have read, understand and agree to comply with the Code of Business Conduct.

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Associate’s Signature        Date

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Associate’s Title